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DATA STATED IN THOUSANDS


                     VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION



                                              SECOND  SECOND       YEAR
REGULATION           STATEMENT CAPTION         QTR.    QTR.       TO DATE
                                               1999    1998     1999  1998

5-02 (1)            Cash and Cash Items       14637   12959    14637  12959
5-02 (2)            Marketable Securities    105087   88065   105087  88065
5-02 (3)(b)(1)      Notes Receivable         322048  270945   322048 270945
5-02 (4)            Allowance for Doubtful
                      Accounts                 3822    3438     3822   3438
5-02 (15)           Total Assets             471133  394438   471133 394438

5-02 (24)           Other Liabilities        427508  357488   427508 357488
5-02 (30)           Common Stock               3705    3196     3705   3196
5-02 (31)(a)(2)     Additional Capital Other  15034   12640    15034  12640
5-02 (31)(a)(3)(ii) Retained Earnings -
                      Unappropriated          24903   21150    24903  21150
                    Treasury Stock              (17)    (36)

5-03 (b)(1)(e)      Other Revenues            10484    9015    20683  17162

5-03 (b)(2)(e)      Cost of Other Revenues     3970    3423     7912   6502
5-03 (b)(8)         Interest and Amortization
                     of Debt Discount          4192    3972     8376   7364
5-03 (b)(10)        Income Before Taxes and
                      Other Items              2322    1620     4395   3296

5-03 (b)(11)        Income Tax Expense          789     542     1505   1110
5-03 (b)(14)        Income/Loss from Continuing
                      Operations               1533    1078     2890   2186

5-03 (b)(19)        Net Income or Loss         1533    1078     2890   2186